Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by OceanTech Acquisitions I Corp. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a nominee to the board of directors of Regentis Biomaterials Corp. following the consummation of the Business Combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 3, 2023

By:	/s/ Ehud Geller
Name:	Ehud Geller